Exhibit 4.2

AMENDMENT NO. 5

TO THE

RIGHTS AGREEMENT

DATED AS OF DECEMBER 13, 2000

BY AND BETWEEN

SPECTRUM PHARMACEUTICALS, INC.

AND

U.S. STOCK TRANSFER CORPORATION

On December 13, 2000, the Board of Directors of Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”) authorized and declared a dividend distribution of one Right for each share of its Common Stock issued and outstanding as of December 28, 2000 (as such number may be adjusted) and each share of Common Stock issued between the Record Date and the Distribution Date, each Right initially representing the right to purchase one-hundredth of a share of Series B Junior Participating Preferred Stock of the Company, upon the terms set forth in a Rights Agreement dated as of December 13, 2000 by and between U.S. Stock Transfer Corporation (the “Rights Agent”) and the Company (as amended to date, the “Rights Agreement”)

The Company’s Board of Directors has recently determined that it was in the best interest of the Company and its stockholders to amend the Rights Agreement to reduce the triggering threshold for the Rights Agreement from 20% to 15%.  The Distribution Date has not yet occurred and the Company has met all requirements for amendment of the Rights Agreement. In order to give effect to this amendment, the Company and U.S. Stock Transfer Corporation hereby agreed to amend the Rights Agreement as follows:

1.             Amend the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement to change the threshold from 20% to 15%, so that the first paragraph of Section 1(a) shall be replaced in its entirety with the following:

(a)           “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan. In addition, notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person if (i) the Board of Directors of the Company determines in good faith that a person who would otherwise be an “Acquiring Person,” but for the operation of this clause (i), has become such inadvertently, and such person divests as promptly as practical a sufficient number of shares of Common Stock so that such person would no longer be an “Acquiring Person,” (ii) as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to fifteen percent (15%) or more of the Common

Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of fifteen percent (15%) or more of the Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner (other than by way of a stock dividend or stock split) of additional shares of Common Stock representing one-half of one percent (.50%) of the then outstanding shares of Common Stock of the Company, then such Person shall be deemed to be an Acquiring Person, or (iii) a Person enters into an agreement or transaction or understanding with the Company whereby, solely as a consequence of that agreement or transaction or understanding, such Person would become an “Acquiring Person” (but for the operation of this clause (iii)), and such agreement, transaction or understanding is approved by the Board of Directors of the Company; provided, however, that if such Person subsequently becomes the Beneficial Owner of any additional shares of Common Stock in a manner not specifically approved by a majority of the Board of Directors, such Person shall be deemed to be an Acquiring Person.

2.             Amend Section 3(a) of the Rights Agreement, so that the section shall be replaced in its entirety with the following:

(a)           Until the earlier of (i) the Close of Business on the tenth day (or such later date as may be determined by action of a majority of the Board of Directors) after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date), or (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of a majority of the Board of Directors then in office) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding (the earlier of (i) and (ii) being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company).  As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of Exhibit B hereto (the “Rights Certificates”), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein.  In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights.  As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates and may be transferred by the transfer of the Rights Certificates as permitted hereby, separately and apart from any transfer of one or more Common Stock, and the holders of such Rights Certificates as listed in the records of the Company or any transfer agent or registrar for the Rights shall be the record holders thereof.

3.             Amend Section 23(a) of the Rights Agreement, so that the section shall be replaced in its entirety with the following:

(b)           The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the Close of Business on the tenth day following the Stock Acquisition Date, or such later date as may be determined by action of a majority of the Board of Directors then in office and publicly announced by the Company (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the Close of Business on the tenth day following the Record Date, or such later date as may be determined by action of a majority of the Board of Directors then in office and publicly announced by the Company), or (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.001 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”); provided, however, that if, following the occurrence of a Stock Acquisition Date and following the expiration of the right of redemption hereunder but prior to any Triggering Event, (i) a person who is an Acquiring Person shall have transferred or otherwise disposed of a number of shares of Common Stock in one transaction or series of transactions, not directly or indirectly involving the Company, or any of its Subsidiaries, which did not result in the occurrence of a Triggering Event such that such Person is thereafter a Beneficial Owner of less than fifteen percent (15%) of the outstanding shares of Common Stock, and (ii) there are no other Persons, immediately following the occurrence of the event described in clause (i), who are Acquiring Persons, then the right of redemption herein shall be reinstated and thereafter be subject to the provisions of this Section 23.  The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the “current market price”, as defined in Section 11(d)(i) hereof, of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors.

Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this amendment to be executed this 26th day of September, 2006.

Spectrum Pharmaceuticals, Inc.		U.S. Stock Transfer Corporation

By:	/S/ Rajesh C. Shrotriya	By:	/S/ Richard C. Brown

Name:	Rajesh C. Shrotriya, M.D.	Name:	Richard C. Brown

Title:	CEO & President	Title:	Vice President